Exhibit 21.1

Subsidiaries of Rex Energy Corporation

at December 31, 2011

Name	Entity Type	Jurisdiction of Incorporation or Formation	Percentage Ownership
Rex Energy Rockies, LLC	Limited Liability Company	Delaware	100%
Rex Energy I, LLC	Limited Liability Company	Delaware	100%
Rex Energy Marketing, LLC	Limited Liability Company	Delaware	100	%(1)
Rex Energy Operating Corp.	Corporation	Delaware	100%
Rex Energy IV, LLC	Limited Liability Company	Delaware	100%
PennTex Resources Illinois, Inc.	Corporation	Delaware	100%
R.E. Gas Development, LLC	Limited Liability Company	Delaware	100%
Keystone Midstream Services, LLC	Limited Liability Company	Delaware	28	%(2)
RW Gathering, LLC	Limited Liability Company	Delaware	40	%(3)
NorthStar #3, LLC	Limited Liability Company	Delaware	51	%(4)
Water Solutions Holdings, LLC	Limited Liability Company	Delaware	80%
Keystone Clearwater Solutions, LLC	Limited Liability Company	Delaware	80	%(5)
Cocoa Properties I, LLC	Limited Liability Company	Delaware	80	%(5)

(1)	Rex Energy Marketing, LLC is a wholly owned subsidiary of Rex Energy I, LLC.
(2)	R.E. Gas Development, LLC owns a 28% membership interest in Keystone Midstream Services, LLC.
(3)	R.E. Gas Development, LLC owns a 40% membership interest in RW Gathering, LLC.
(4)	R.E. Gas Development, LLC owns a 51% membership interest in NorthStar #3, LLC.
(5)	Keystone Clearwater Solutions, LLC and Cocoa Properties I, LLC are wholly owned subsidiaries of Water Solutions Holdings, LLC. Rex Energy Corporation owns an 80% membership interest in Water Solutions Holdings, LLC.